EXHIBIT 1


                                    AMENDED AND RESTATED
                                   JOINT FILING AGREEMENT


      In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on
Schedule 13G (including any and all amendments thereto) with respect to the shares of common stock, $0.01 par value, of Guess?, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such statement.

      Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Date:  June 12, 2003

                                  PAUL MARCIANO

                                  /s/ PAUL MARCIANO
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                                  GARY W. HAMPAR

                                  /s/ GARY W. HAMPAR
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